UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

January 14, 2003

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

COMMISSION FILE NUMBER 0-16448

Holiday RV Superstores, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	59-1834763 (IRS Employer Identification No.)

100 Tri-State International Drive, Suite 115
Lincolnshire, Illinois 60069
(Address Of Principal Executive Offices)

(847) 948-1684
(Registrant’s Telephone Number,
Including Area Code)

(Former Name Or Former Address,
If Changed Since Last Report)

ITEM 5. OTHER EVENTS.

Status of Senior Loans

     Holiday RV Superstores, Inc. (the “Company”) and its subsidiaries have entered into the Supplemental Amendment (the “Supplemental Amendment”) to Amended and Restated Loan and Security Agreement (the “Loan Agreement”, and as amended by the Supplemental Agreement, the “Amended Agreement”) with its senior lender, AGHI Finance Co, LLC (“AGHI”), an affiliate of Stephen Adams (Mr. Adams and his affiliates are collectively referred to herein as “Adams”). Pursuant to the Supplemental Amendment, AGHI has advanced an additional $1.3 million to the Company for the purpose of allowing the Company to use the proceeds of the additional advance to pay certain indebtedness of the Company. The Company is obligated to reduce the principal amount of the debt owed under the Amended Agreement from the proceeds of sales of certain inventory and certain other assets owned by the Company, as more particularly described in the Supplemental Agreement.

     After the $1.3 million advance, the Company owes approximately $12.3 million under the Amended Agreement, which as amended by the Supplemental Agreement is due and payable upon demand by Adams and all of which is senior secured debt. In addition, the Company is in default on an additional $5.1 million in secured debt owed to Adams.

     As set forth above, the Company is currently in default on a $5.1 million loan owed to Adams. Further, the $12.3 million owed to Adams under the Amended Agreement is due and payable upon demand. There can be no assurance as to the actions which Adams may take with regard to these loans. The Company does not have the funds to repay these loans and therefore, if Adams were to accelerate the Company’s obligations to repay either of these loans, such action would have a material adverse consequence on the Company and raise substantial doubts as to the Company’s ability to continue as a going concern.

     Attached as Exhibit 10.1 is a copy of the Supplemental Amendment, which is incorporated herein by this reference.

Conversion of Preferred Stock

     Pursuant to the Supplemental Agreement, Adams has agreed to convert the shares of Series A and Series AA-2 Preferred Stock, plus accrued dividends, which he owns into an aggregate of 5,308,940 shares of the Company’s common stock. Additionally, concurrent with the conversion of Adams’ shares of Preferred Stock, a second holder of shares of the Company’s Series A Preferred Stock will convert his preferred shares into 806,452 shares of the Company’s common stock.

     After these transactions, Adams will hold of record 71.1% of the outstanding common stock of the Company. As a result, since the Company’s Certificate of Incorporation and By-Laws do not provide for cumulative voting, Adams will be in a position to elect the entire Board of Directors of the Company and thereby control the Company.

Establishment of Special Oversight Committee

     The Company’s Board of Directors has organized a Special Oversight Committee, consisting of the members of the Company’s Audit Committee. The Special Oversight Committee has been directed to oversee management’s activities in connection with the daily operations of the Company.

Status of NASDAQ Listing

     As previously announced, the Company has received a staff determination from The NASDAQ Stock Market that its common stock is subject to delisting from the NASDAQ SmallCap Market. The Company has previously requested a hearing before the NASDAQ Listing Qualifications Panel in an effort to continue its listing.

     As of the date of this Form 8-K, the Company is evaluating whether it is in the best interests of the Company to continue to pursue the Company’s previously announced appeal, since it appears unlikely, based upon the Company’s current situation, that the Company will be able to show current and future compliance with the NASDAQ Marketplace Rules requiring that the Company maintain certain minimum stockholders’ equity and market value of publicly held shares. While no decision has yet been made as to whether to abandon the hearing and accept a delisting of the Company’s common stock from the NASDAQ SmallCap Market, it now appears probable that the Company’s common stock will be delisted. If the Company’s common stock is delisted from the NASDAQ SmallCap Market, the Company expects that its common stock would be quoted on the Bulletin Board maintained by the NASD and on the “pink sheets” published by the National Quotations Bureau.

Press Release

     Attached as Exhibit 99.1 is a copy of the Company’s press release announcing the matters described above. The press release is incorporated herein by this reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits.

10.1	Supplemental Agreement to Amended and Restated Loan and Security Agreement, dated January 14, 2003, by and among the Company, AGHI Finance Co, LLC, AGI Holding Corp. and the subsidiaries of the Company.

99.1	Press Release

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 17th day of January, 2003.

Holiday RV Superstores, Inc.

/s/ Marcus A. Lemonis
Marcus A. Lemonis President and Chief Executive Officer

/s/ Anthony D. Borzillo
Anthony D. Borzillo Vice President and Chief Financial Officer

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